Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2004 SECOND QUARTER RESULTS

AUGUSTA, Ga. (August 11, 2004) — Morris Publishing Group LLC, today announced its results of operations for the second quarter ended June 30, 2004. The company reported that total revenue increased by 3.2% in the second quarter over the same period a year ago, driven by growth in all categories of advertising revenue: retail, classified, and national. Total revenues were $114.6 million versus $111.1 million in the second quarter of 2003.

Compared with last year, total advertising revenue was up 4.0% for the second quarter driven by all three categories of advertising revenue. Classified advertising led the group with an 8.1% increase in revenue for the second quarter and a 7.4% increase year to date. Retail advertising was up 1.2% for the quarter and .8% year to date. National advertising was up 2.7% for the quarter and 11.4% year to date. Circulation revenue was down 2.1% for the quarter and 1.3% year to date.

“The second quarter provided solid year over year growth in advertising revenues. Our results overall are in line with our expectations,” said William S. Morris IV, CEO and president of Morris Publishing Group. “Classified continues to show good overall growth. Retail and national were both up too but to a lesser extent. I am pleased that we have been able to grow our advertising revenues at the 4% level for the first half of this year.”

EBITDA (net income before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation and amortization expense) for the June 2004 fiscal quarter was $26.3 million. Total operating expenses increased 8.0% to $93.4 million, with compensation up 2.7%, health care and employee benefits up 24.5%, newsprint up 7.3% and other expenses up 10.1%. The launch of several new niche publications contributed to the expense growth.

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Morris Publishing Group’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and other significant events that could affect the economy.

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company’s results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company’s ability to meet its debt service. Information concerning EBITDA is included in the exhibits to this release.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing was formed in 2001 and assumed the operations of the newspaper business segment of its parent, Morris Communications. Morris Publishing publishes 26 daily, 12 nondaily and 23 free community newspapers in the United States.

A conference call will be held Wednesday, August 11, 2004, at 10:00 a.m. Eastern Daylight Time. The dial-in number is 800-946-0785. Please ask for the Morris Publishing Group conference call. This press release and our second quarter report are available on our Web site www.morris.com. The contents of the call will be available for replay for 30 days at the following site entry link: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwzxnclvrrdss

For further information, please contact:

Craig Mitchell

Senior Vice President of Finance

Morris Communications Co., LLC

706-823-3236

Second Quarter information follows:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

For the Quarter Ended June 30, 2004

(Dollars in thousands)	Three Months Ended June 30,		Six Months June 30, Ended
	2004	2003	2004	2003
OPERATING REVENUES:
Advertising	$92,306	$88,719	$178,138	$171,053
Circulation	17,431	17,810	35,296	35,745
Other	4,890	4,597	9,204	9,095

Total operating revenue	114,627	111,126	222,638	215,893

OPERATING EXPENSES:
Labor and employee benefits	44,956	42,295	88,449	83,921
Newsprint, ink and supplements	13,512	13,037	26,534	25,435
Other operating costs (excluding depreciation and amoritization)	29,739	27,008	59,043	53,804
Depreciation and amortization	5,169	4,155	10,308	9,890

Total operating expenses	93,376	86,495	184,334	173,050

Operating income	21,251	24,631	38,304	42,843

OTHER EXPENSE:
Interest expense, including amortization of debt issuance costs	8,008	5,563	15,820	11,419
Other, net	(259)	53	130	130

Total other expense	7,749	5,616	15,950	11,549

INCOME BEFORE INCOME TAXES	13,502	19,015	22,354	31,294
PROVISION FOR INCOME TAXES	5,306	7,344	8,838	12,173

NET INCOME	$8,196	$11,671	$13,516	$19,121

The following table reconciles net income to EBITDA:

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
NET INCOME	$8,196	$11,671	13,516	19,121
Add:
Interest expense, including amortization of debt issuance costs	8,008	5,563	15,820	11,419
Interest income	(362)	(3)	(504)	(8)
Provision for income taxes	5,306	7,344	8,838	12,173
Depreciation and amortization	5,169	4,155	10,308	9,890

EBITDA	$26,317	$28,730	$47,978	$52,595